Exhibit 23.3

CONSENT OF BEIJING GUO RUI LAW FIRM

The statements made in this registration statement on Form F-3, and all amendments thereto (as amended, the “Registration Statement”), as filed by TDH Holdings, Inc. with the Securities and Exchange Commission (the “Commission”) on May 25, 2021, under the caption “Enforceability of Civil Liabilities,” to the extent such statements relate to matters of People’s Republic of China law, represent our opinion. The opinion is given under Items 101(g)(2) and 601 of Regulation S-K, as our opinion regarding enforceability of civil liabilities.

We hereby consent to the use of the opinion in this Registration Statement and to the use of our name in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

/s/ Beijing Guorui Law Firm
By Chen Xue

May 25, 2021